Exhibit 99.2

Script - Special Conference Call 15 July 2008

Operator: Good day and welcome to the Intelli-Check Mobilisa Special conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Amy Hager, Intelli-Check - Mobilisa’s Communication Manager. Please go ahead.

Amy Hager: Thank you very much, and welcome everyone. Thank you for joining us today for a special conference call to discuss Intelli-Check Mobilisa’s initial financial results for the fiscal quarter ending June 30th, 2008 and to discuss other business developments. In a moment, I will call upon Dr. Nelson Ludlow, our CEO to conduct today’s call and introduce the other members of the Intelli-Check Mobilisa management team who will be participating in this conference call.
Before I do that, I will take a few minutes to read the forward-looking statement.

Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. When used in this conference call, words such as will, believe, expect, anticipate, encouraged, and similar expressions as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statement. Our actual results may differ materially from the information presented here. There is no assurance of previous results of customers purchasing or using our identity or wireless technology will lead to additional sales.

Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time-to-time in the company’s filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward looking information.
With that out of the way, I would now like to introduce Dr. Nelson Ludlow, Intelli-Check Mobilisa’s chief executive officer, to preside over today’s call. Nelson, please proceed.

Nelson Ludlow: I want to thank shareholders for taking time to join us on this special conference call.

The purpose of the call was that IDN had a good quarter, and I wanted to share the news, sooner than later, without waiting until our scheduled Earnings Conference Call on August 12th. The second purpose was to talk about discuss the company’s sales increases , our position on intellectual property, recent SEC S-3 and S-8 filings that were a result of the merger, insider buying and other recent news.

We will still will hold the August 12th Earnings Call, where we will report our detailed financials and will submit a formal 10-Q.

My goal of the special conference call is to directly address any questions, kill rumors with facts, and give you the shareholders the opportunity to learn more about the new company.

On the call with me today is our management team. Steve Williams, Chief Operating Officer, Pete Mundy, Chief Financial Officer, Russ Embry, Chief Technical Officer, and John Lange, our General Counsel. Also, on the call is Jeff Levy, Chairman of the Board.
All of us are very upbeat. The merger is going well, we are operating as one company, we have healthy business development in place and we have changed the business model from the old of selling a software development kit for a few hundred dollars, to building our own applications, installation, and support, resulting in higher revenue.
While our second quarter financial statements are being finalized and won’t be formally reported until August 12th, we expect to report an increase in revenues in excess of 250% compared to the same quarter last year.

In Q2 of 2007, Intelli-Check by itself made approximately $739 thousand dollars, and Mobilisa by itself made approximately $1.3M for the quarter, for combined revenue close to $2M. This year, we will safely report revenue over 2.6M, which is over 3 ½ times the revenue of Intelli-Check by itself, of last year.

As you can see, we had both healthy inorganic and organic growth.

As far as earnings, after taking into account approximately $400,000 of non-cash expenses related to the merger with Mobilisa which are required by GAAP, we expect that our loss for the quarter will be approximately one cent per share compared to a loss of nine cents per share in the same period last year.

We have stated before that our revenue is seasonal, not unlike many other industries. Typically our first quarter is our lowest revenue and our fourth quarter is our strongest. If that pattern holds true for this year, we are ahead of our internal goals for revenue for the company.

Today, we are pleased to report, which I believe to be a first, is that we had a POSITIVE Earnings Before Interest Taxes Depreciation and Amortization or EBITDA.

As we stated pre-merger, our goal was that after so many years of losses, the new company’s goal was to get us positive, as quickly as possible. My internal goal was to do that within the first year. We did it within the first quarter.

Our management’s team new goal is to develop sustained growth quarter after quarter.
While we did spend some cash, our accounts receivable is up and accounts payable is down, and that spread is greater than the cash spent. This is not uncharacteristic of a company that is growing. I call it a health number of taking cash plus accounts Receivable minus accounts payable. In a healthy company that number should go up. Again, I believe this is a first ever, our cash plus A/R minus A/P is heading in the positive direction. I know it’s a simple business concept—make more money than you spend. Now we are doing that.

Cash and investments at the end of the quarter were approximately $1.9 million. We have significantly reduced cash burn compared to last year. We are not running out of cash.

We will be prepared to give you the specific numbers at the August 12th call, but both top-line and bottom-line we are a much healthier company.

Intellectual Property

We are aware that Metrologic/Honeywell and Symbol/Motorola recently announced they may sell a product that can read a drivers license.

To my personal knowledge, both products only read barcodes and not magnetic stripes. While most states have barcodes, many of the most populous states do not have 2D barcodes on their Drivers License. These include California, Arizona, New Mexico, Texas, and Ohio…some of the most populated states. One source stated nearly 51% of the population has a mag stripe.
If you bought a puzzle with some pieces missing, it wouldn’t be of much use. What if over half the pieces were missing? It’s hard to imagine how a large retail store could use a system that didn’t work with over half the DL’s.

The Intelli-check Mobilisa system reads all 50 states and many Canadian Provinces too.
That said, that’s still not enough. The number reason when I was CEO of Mobilisa I pursued a merger with Intelli-Check, was because of their strong patent portfolio. I still believe that.
That’s why I hired a well-known Intellectual Property Attorney as our General Counsel.
While, we cannot go into details to the public of what we are going to do about people who are violating our patents, I can say:

1)	We are aware of this. It is on our radar screen, and is our top priority.

2)	Metrologic and Symbol are both good partners of ours. We are talking to them and are discussing mutually beneficial options.

3)	We will vigorously defend our patent portfolio to anyone who does violate our patents, including big name professional companies.

4)	If you have to go to a fight, it sure is better to be the one that has the patents on your side.

5)	I’m not afraid to fight to protect your IP rights.

We will approach this in a reasonable prudent manner that is in the best interest of the shareholders.

Press Releases

Some have asked why we did a press release on a Bar Show as it wasn’t financial news.

The reason is simple. We do press so we can let our shareholders and future investors know about our company. We also do press to gain new business. That press release was for business development purposes, not investor relations.

We issued one about the VA hospital. It is a good project. Unfortunately, an over-zealous blogger spun a story that it was big brother and make wild claims. It is a tool for protection and the VA wasalways prudent, measured, and responsible in how they discussed how to use such a tool. I don’t imagine they ever planned to scan patients; however I do think they may want to have a reliable visitor management system.

In our discussions with the VA, they clearly stated there is not policy saying they cannot buy our system.We are still working with the VA, particularly the individual hospitals, and still hope to provide equipment and services to individual hospitals, just as we do for our government and military locations.

While this was not in our revenue projections, as this was just a pilot study, we will continue to work with our valued customers, including the VA. You have to remember that many of the Intelli-Check Mobilisa team are veterans themselves and only want to provide the best products and services as possible to the VA.

Just don’t believe everything you read in a blog.

This is perfect example of the balance we must strike in between providing information to shareholders, versus not wanting information to be used against the company by competitors or blogger with an agenda.

S-3 and S-8 filings

Our company recently issued S-3 and S-8 filings with the SEC. I welcome the opportunity to talk about this, as there may some confusion.

These filings are part of the process of the merger.

The S-3 was registering the shares that were issued as a result of the acquisition of Mobilisa.
Nelson and Bonnie Ludlow are not “dumping” their shares. It is a simple registration of the shares.

Further, I have a lock-up on my stock, and we have great interest in seeing this company succeed and its stock thrive. In fact, I, the COO, the CFO, and Chairman have all recently bought shares on the open market, and I believe above the current price of the stock.

Insiders have been buying! You can easily confirm this by looking at Form 4’s. I am fairly confident, no insider has sold shares since the previous CEO, Frank Mandelbaum, passed away over a year ago.

The S-8 filing is for a stock option pool. This is to accommodate the conversion of Mobilisa stock options to IDN stock options. Not all of the pool is required. This is not some scheme to raise capital by selling shares to employees. It is a standard stock option plan to retain and attract talented employees.

It’s a simple as that.

Let’s talk about some of our business development accomplishments.

WIRELESS
In June, we successfully concluded a Navy program called Trident Warrior. We had our engineers out on three ships and successfully established high-speed communications between three moving ships. During one period of the exercise, one of the ships lost their satellite communication, and operational data was sent using our Floating Area Network.

One quick quote from the Navy was “The overall quality of the work performed under this contract was EXCELLENT. They did an excellent job in addressing the technical objectives.” We are meeting with the Navy at the end of the months for next steps. Our goal is develop the future communication system for the Navy.

Our Port Security projects are doing well and we have been assembling new high-tech protection buoys using our wireless technology. These are paid government R&D contracts.

DEFENSE ID
We completed detailed inspections from the Army and the Navy of our Network Operations Center for our Defense ID products. We take privacy of personal information as a top priority, and thank the Defense Department for helping us go through many rigorous steps to ensure the safety of our data. This is good for our customers. This is good for us.

We installed new Defense ID equipment to four locations in Q2 as well installed new software upgrades at over 40 military installations. Defense ID equipment was used at well-known Texas Army base, Fort Sam Houston’s to for protection at the Fiesta and Firework Ceremonies, which is Army’s Regional Installation Command HQ for entire West Coast of the US.

We are also pleased to announce a new M2525 which is an improved version of flagship IM2500 product. Although the product looks the same on the outside, this new product is faster, more secure, and has radically different bar-code scanner engine making scanning high-density barcodes much quicker.

We are offering this upgrade package to all our existing customers, and will be part of our new product offering to all new bases.

By the way, the increased data security not only applies to government customers but our commercial customers as well. These major upgrades to network operations center will help us provide even better customer service and support.

COMMERICAL ID
In the commercial space, we completed the installation of kiosks for credit card applications at over 25 stores at a major retailer in the North East. This Intelli-Check Mobilisa Kiosk allows customers to quickly and safely apply for credit cards. I know I much personally prefer showing my driver’s license to a machine in a credit card application, than writing my data and Social Security Number on a piece of paper.

You all should insist on having the Intelli-Check Mobilisa system in place when applying for a credit card. Ask your retail stores to ask for us by name.

Not only is this more secure to prevent identity theft, it is a good green initiative in cutting down on waste of paper.

We are doing a good job in this space and want to expand it.

Next Conference Call
As a reminder, we would like to remind our listeners of our Second Quarter Finical Reporting’s Conference Call on Aug 12th at 11am ET. For your convenience, the phone number for that call is the same number you dialed for today, or 877-407-8037. As always, the information is in the press releases.

Summary
We had a good quarter, showing results in our very first full quarter of the combined company

Questions
We would like address questions. In respect for the other listeners, please state your name, organization, and try to state clearly your comment or question.